Exhibit 99.1

News release

Vertiv Announces Intent to Acquire PurgeRite, a Leading Provider of Specialized Fluid

Management Services, to Expand Liquid Cooling Services Portfolio

~$1.0 Billion planned acquisition expected to strengthen Vertiv’s leadership in next-generation thermal chain services for high-density and AI-driven environments

Columbus, Ohio November 3, 2025 – Vertiv Holdings Co (NYSE: VRT), a global leader in critical digital infrastructure, today announced it has entered into an agreement to acquire Purge Rite Intermediate, LLC, (“PurgeRite”) a leading provider of mechanical flushing, purging and filtration services for data centers and other mission-critical facilities, from Milton Street Capital LLC for approximately $1.0 billion in cash consideration at closing plus the potential additional consideration of up to $250 million in cash based on achieving certain 2026 performance metrics. The acquisition, at approximately $1.0 billion purchase price, represents approximately 10.0x expected 2026 earnings before interest, taxes, depreciation, and amortization (EBITDA) including expected cost synergies. The expected EBITDA multiple is anticipated to be lower than 10.0x if the earn-out is paid. The acquisition is anticipated to be margin accretive to Vertiv’s Services business which operates above corporate average margins. PurgeRite is expected to enhance Vertiv’s thermal management services capabilities and strengthen its position as a global leader in next-generation thermal chain services for liquid cooling systems, including those that support AI data centers.

As high-performance computing (HPC) and the AI factories of the future drive higher heat densities that demand liquid cooling technology, it is crucial to deploy and maintain clean fluid loops to maximize cooling performance. Achieving this starts with optimal flow at commissioning by establishing ultra-clean, air-free, chemically stable coolant, and preserving that balance to maintain performance throughout the system’s lifecycle. Effective fluid management — including high-velocity fluid loop flushing to remove debris, purging to remove air and gas, and filling with clean fluid — is an essential service that enables high-density data center operations by creating the conditions for greater thermal efficiency, operational resiliency, and data center uptime.

PurgeRite brings engineering expertise, proprietary technologies, and the ability to scale to meet the needs of challenging data center schedules, to enable complex liquid cooling applications across the thermal chain from chillers to coolant distribution units (CDUs). With strong relationships across hyperscalers and Tier 1 colocation providers, PurgeRite has established itself as an industry leader in mechanical flushing, purging, and filtration for mission-critical data center applications.

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“This acquisition represents a strategic expansion of Vertiv’s fluid management capabilities, from design through maintenance,” said Gio Albertazzi, CEO at Vertiv. “PurgeRite’s specialized services and engineering excellence are expected to complement our existing portfolio and strengthen our ability to support high-density computing and AI applications where efficient thermal management is critical to performance and reliability. This transaction aligns with our priority of deploying capital towards strategic acquisitions that strengthen and expand our leadership across the critical digital infrastructure ecosystem.”

Following the close of the transaction, PurgeRite’s services will join forces with Vertiv’s existing liquid cooling services offerings to deliver end-to-end thermal management solutions from facility to room and row to rack. The addition of PurgeRite is anticipated to deliver significant customer benefits, including:

●	Enhanced system performance through improved heat transfer and equipment efficiency

●	Reduced risk of downtime through operational excellence, with detailed planning, fast execution and industry-leading processes

●	Expanded service scale supporting global operations with consistent quality

PurgeRite is currently headquartered in Houston, Texas, with plans to expand its service center network across North America.

Stifel is acting as sole financial advisor to Vertiv, and Buchanan, Ingersoll & Rooney PC provided legal counsel. Harris Williams is acting as financial advisor to PurgeRite and DLA Piper LLP (US) provided legal counsel.

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and is expected to close in the fourth quarter of 2025.

For more information about Vertiv’s portfolio of solutions, visit Vertiv.com.

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About Vertiv

Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to enable its customers’ vital applications to run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Westerville, Ohio, USA, Vertiv does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

Category: Financial News

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act. These statements are only a prediction. Actual events or results may differ materially from those in the forward-looking statements set forth herein. Readers are referred to Vertiv’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q for a discussion of these and other important risk factors concerning Vertiv and its operations. Those risk factors and risks related to the proposed transaction, among others, could cause actual results to differ materially from historical performance and include, but are not limited to: the timing and consummation of the proposed transaction; the risk that the closing does not occur; expected expenses related to the transaction; the possible diversion of management time on issues related to the transaction; the ability of Vertiv to maintain relationships with customers and suppliers of PurgeRite; and the ability of Vertiv to retain management and key employees of PurgeRite. Vertiv is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Vertiv Holdings Co

For investor inquiries, please contact:

Lynne Maxeiner

Vice President, Global Treasury & Investor Relations

Vertiv

E: lynne.maxeiner@vertiv.com

For media inquiries, please contact:

Ruder Finn for Vertiv

E: vertiv@ruderfinn.com

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